UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): July 2, 2018

MIMEDX GROUP, INC.

(Exact name of registrant as specified in charter)

Florida	001-35887	26-2792552
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1775 West Oak Commons Ct, NE Marietta, GA		30062
(Address of principal executive offices)		(Zip Code)

(770) 651-9100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously disclosed in Form 8-K filed with the Securities and Exchange Commission on July 2, 2018, the Board of Directors (the “Board”) of MiMedx Group, Inc. (the “Company”) appointed David Coles as Interim Chief Executive Officer of the Company, effective as of July 2, 2018.

In connection with the appointment of Mr. Coles as Interim Chief Executive Officer of the Company, on July 10, 2018, the Company entered into an engagement letter with Alvarez & Marsal North America, LLC (“A&M”), where Mr. Coles has been employed since 1997, providing for Mr. Coles’ services as the Company’s Interim Chief Executive Officer and the services of additional A&M employees as needed to assist Mr. Coles in the execution of his duties (the “Engagement Letter”). The engagement of Mr. Coles as Interim Chief Executive Officer denotes specific responsibilities to include interim executive management and performance improvement, assisting in the execution of the Company’s current business strategy and in the development of a long range plan.

Under the terms of the Engagement Letter, during his service at the Company, Mr. Coles will continue to be employed by A&M and will not receive any compensation directly from the Company or participate in any of the Company’s employee benefit plans. The Company will instead pay A&M an hourly rate of $975 per hour for the services provided by Mr. Coles, with an option to change the fee arrangement for Mr. Coles’s services to a fixed monthly fee of $200,000 per calendar month after the first 60 days of the engagement. Pursuant to the Engagement Letter, the Company will pay A&M a retainer in the amount of $200,000, which will be credited against amounts due at termination of the engagement and returned upon the satisfaction of all obligations under the Engagement Letter, and will also reimburse A&M for reasonable out-of-pocket expenses. In addition, the Company and A&M recognize that it is appropriate that A&M receive incentive compensation for its services, and the parties will seek to reach an agreement on the terms and amount of such incentive compensation.

The Engagement Letter may be terminated by either party at any time without cause by giving 30 days written notice to the other party, subject to the payment of fees and expenses incurred by A&M through the effective date of termination (and, under certain circumstances, the payment of incentive compensation to A&M on terms to be agreed between the parties). The Engagement Letter also contains certain covenants, including a two year-non-solicitation provision applicable to the Company, subject to certain exceptions as provided in the Engagement Letter.

A copy of the Engagement Letter is filed as Exhibit 10.1 to this Form 8-K/A and is incorporated herein by reference. The foregoing description of the Engagement Letter does not purport to be complete and is qualified in its entirety by reference to the full text of the Engagement Letter.

The Company will remain focused on delivering operational and clinical successes that are expected to drive long-term value for all stakeholders, including shareholders, employees, healthcare providers and their patients. The Company reiterates that it has no outstanding debt, it is operating its business as usual and currently has sufficient liquidity to fund its operational needs.

Item 9.01	Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

10.1	Engagement letter between the Company and Alvarez & Marsal North America, LLC, effective as of July 2, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MIMEDX GROUP, INC.

Dated: July 10, 2018

	By	/s/ Alexandra O. Haden
Alexandra O. Haden
General Counsel & Secretary